                                                                      Exhibit 12

                                   Conectiv
                      Ratio of Earnings to Fixed Charges
                            (Dollars in Thousands)

                                                    12 Months
                                                      Ended                         Year  Ended  December  31,
                                                     June 31,     ----------------------------------------------------------------
                                                      2001          2000          1999          1998          1997          1996
                                                    --------      --------      --------      --------      --------      --------
Income from continuing operations                   $440,744      $203,815      $113,578      $153,201      $101,218      $107,251
                                                    --------      --------      --------      --------      --------      --------
Income taxes                                         319,637       151,275       105,816       105,817        72,155        78,340
                                                    --------      --------      --------      --------      --------      --------
Fixed charges:
     Interest on long-term debt
       including amortization of
       discount, premium and
       expense                                       161,514       166,256       149,732       133,796        78,350        69,329
     Other interest                                   62,913        60,818        37,743        26,199        12,835        12,516
     Preferred dividend require-
       ments of subsidiaries                          20,427        20,383        19,894        17,871        10,178        10,326
                                                    --------      --------      --------      --------      --------      --------
       Total fixed charges                           244,854       247,457       207,369       177,866       101,363        92,171
                                                    --------      --------      --------      --------      --------      --------

Nonutility capitalized interest                      (15,283)       (9,278)       (3,264)       (1,444)         (208)         (311)
                                                    --------      --------      --------      --------      --------      --------

Undistributed earnings of equity
     method investees                                      -        (4,496)            -             -             -             -
                                                    --------      --------      --------      --------      --------      --------

Income from continuing operations
     before income taxes and
     fixed charges                                  $989,952      $588,773      $423,499      $435,440      $274,528      $277,451
                                                    ========      ========      ========      ========      ========      ========

Total fixed charges shown above                     $244,854      $247,457      $207,369      $177,866      $101,363      $ 92,171
Increase preferred stock dividend
   requirements of subsidiaries to
   a pre-tax amount                                    5,164         5,253         6,123         4,901         3,065         6,025
                                                    --------      --------      --------      --------      --------      --------

Fixed charges for ratio
   computation                                      $250,018      $252,710      $213,492      $182,767      $104,428      $ 98,196
                                                    ========      ========      ========      ========      ========      ========

Ratio of earnings to fixed charges                      3.96          2.33          1.98          2.38          2.63          2.83
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For purposes of computing the ratio, earnings are income from continuing operations item plus income taxes and fixed charges, less nonutility capitalized interest and undistributed earnings of equity method investees. Fixed charges include gross interest expense, the estimated interest component of rentals, and preferred stock dividend requirements of subsidiaries. Preferred stock dividend requirements for purposes of computing the ratio have been increased to an amount representing the pre-tax earnings which would be required to cover such dividend requirements.